Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

     The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 14100 NW Science Park Drive, Portland, Oregon, on Wednesday, September 18, 2002 at 1:00 p.m. Pacific time, for the following purposes:

  Electing three directors for a term of three years.

  Voting on the selection of independent auditors for the Company.

  Transacting any other business that properly comes before the meeting.

     Only shareholders of record at the close of business on August 1, 2002 will be entitled to vote at the annual meeting.

     You are requested to date and sign the enclosed proxy and return it by mail. You may attend the meeting in person even though you have sent in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors Joseph L. Reinhart Vice President and Corporate Secretary

Portland, Oregon
August 19, 2002

ELECTRO SCIENTIFIC INDUSTRIES, INC.
PROXY STATEMENT

     The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is August 19, 2002.

SOLICITATION AND REVOCABILITY OF PROXY

     The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on September 18, 2002. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

     If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The Common Stock is the only outstanding authorized voting security of the Company. Holders of the Company’s 4.25% Convertible Subordinated Notes due 2006 are not entitled to vote at the Annual Meeting until such time as the notes are converted into Common Stock. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is August 1, 2002. On that date there were 27,681,293 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights. As of the record date, $150,000,000 of the Company’s 4.25% Convertible Subordinated Notes due 2006 were outstanding and convertible at the option holders thereof to an aggregate of 3,947,368 shares of Common Stock.

     The following table shows ownership of the Common Stock of the Company on June 30, 2002 by each person who, to the knowledge of the Company, owned beneficially more than 5 percent of the Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent

Capital Group International, Inc 11100 Santa Monica Blvd., Los Angeles, CA 90025	3,066,700	(2)	11.30%
EQSF Advisers, Inc 767 Third Avenue, New York, NY 10017	3,232,600	(3)	11.76%
Reich & Tang Asset Management, LLC 600 Fifth Avenue, New York, NY 10020	1,697,000	(4)	6.22%
2

(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Based solely on information provided as of December 31, 2001 in a Schedule 13G filed by the shareholder.
(3)	Based solely on information provided as of June 5, 2002 in a Schedule 13G filed by the shareholder.
(4)	Based solely on information provided as of February 15, 2002 in a Schedule 13G filed by the shareholder.

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s Common Stock as of June 1, 2002 by each Director, each Executive Officer named in the Summary Compensation Table, and by all Directors and Executive Officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Owner (1)		Approximate Percent

David F. Bolender	96,630	(2)	*
James T. Dooley	38,950	(3)	*
Larry L. Hansen	48,974	(4)	*
Barry L. Harmon	0		*
Gary M. Kapral	22,672	(5)	*
John R. Kurdock	93,985	(6)	*
Kevin T. Longe	7,250	(7)	*
W. Arthur Porter	18,000	(8)	*
Vernon B. Ryles, Jr	29,000	(4)	*
Gerald F. Taylor	15,000	(9)	*
Keith L. Thomson	29,800	(4)	*
Jon D. Tompkins	15,000	(9)	*
Donald R. VanLuvanee	623,484	(10)	2.25%
16 Directors and executive officers as a group	1,151,539	(11)	4.16%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated. Includes shares awarded as performance-based restricted stock that are subject to forfeiture in certain circumstances.
(2)	Includes 36,100 shares owned by Mr. Bolender’s wife and 100 shares owned by Mr. Bolender’s daughter, as to which he disclaims beneficial ownership, and includes 18,000 shares subject to stock options exercisable within 60 days of June 1, 2002.
(3)	Includes 38,950 shares subject to stock options exercisable within 60 days of June 1, 2002.
(4)	Includes 29,000 shares subject to stock options exercisable within 60 days of June 1, 2002.
(5)	Includes 22,250 shares subject to stock options exercisable within 60 days of June 1, 2002.
(6)	Includes 80,660 shares subject to stock options exercisable within 60 days of June 1, 2002.
(7)	Includes 7,250 shares subject to stock options exercisable within 60 days of June 1, 2002.
(8)	Includes 18,000 shares subject to stock options exercisable within 60 days of June 1, 2002.
(9)	Includes 15,000 shares subject to stock options exercisable within 60 days of June 1, 2002.
(10)	Includes 498,920 shares subject to stock options exercisable within 60 days of June 1, 2002.
(11)	Includes 895,210 shares subject to stock options exercisable within 60 days of June 1, 2002.

PROPOSAL 1: ELECTION OF DIRECTORS

     Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, and the term of office of one class expires each year. The terms of Barry L. Harmon, W. Arthur Porter, and Gerald F. Taylor expire in 2002. Mr. Harmon, Mr. Porter and Mr. Taylor are nominees for re-election. Under Oregon law, if a quorum of shareholders is present at the 2002 Annual Meeting, the three nominees for election as Directors who receive the greatest number of votes cast at the meeting will be elected Directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Mr. Harmon, Mr. Porter and Mr. Taylor. If any of the nominees for Director at the 2002 Annual Meeting becomes unavailable for election for any reason (none being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

     The following table briefly describes the Company’s nominees for Directors and the Directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires

Nominees
Barry L. Harmon, 48, served as Senior Vice President — West Coast Operations for Avocent Corporation until September 2001 and was Chief Financial Officer of Avocent’s predecessor, Apex, Inc. from 1999 until its merger with Cybex in 2000. Prior to that, he was Senior Vice President and Chief Financial Officer of ESI. Mr. Harmon is also a director of Avocent.	2002	2002
W. Arthur Porter, 61, has served as the Dean of the College of Engineering at the University of Oklahoma since July 1998. He was formerly the President of the Houston Advanced Research Center. Dr. Porter is a director of Stewart Information Services Corporation, Bookham, Inc. and Critical Technologies.	1980	2002
Gerald F. Taylor, 62, retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He is also a director of Lithia Motors Inc.	1998	2002
Directors Whose Terms Continue
David F. Bolender, 70, was elected Acting President and Chief Executive Officer of ESI in April 2002. In July 1999, he retired as Chief Executive Officer of Protocol Systems, Inc., a manufacturer of vital sign monitoring equipment for the medical industry. Mr. Bolender retired in 1991 from the position of President of the Electric Operations Group of PacifiCorp, a diversified public utility located in Portland, Oregon. In January 1992, Mr. Bolender became Chairman of the Board of ESI. Mr. Bolender is also a director of Benson Industries, Inc.	1988	2003
Larry L. Hansen, 73, retired in 1992 from the position of Executive Vice President of Tylan General Inc., a manufacturer of high technology components for industrial processes located in San Diego, California. Prior to December 1988, he was Executive Vice President and a director of Varian Associates, Inc., an electronics manufacturer located in Palo Alto California. Mr. Hansen is also a director of Signal Technology Corp. and Micrel, Inc.	1986	2004
Vernon B. Ryles, Jr., 64, retired as President and Chief Executive Officer of Poppers Supply Co., a manufacturer of popcorn snacks and jobber/distributor of recreational food and equipment in 2002.	1995	2004
4
Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires

Nominees
Keith L. Thomson, 63, retired as Vice President and Oregon Site Manager of Intel Corporation in 1998. Mr. Thomson joined Intel in 1969 and moved to Intel’s Oregon operation in 1978. Prior to that he worked for Lockheed Missiles and Space Corporation, and the Semiconductor Division of Fairchild Camera and Instruments.	1994	2003
Jon D. Tompkins, 62, retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 and retired as Chairman of the Board of Directors of KLA-Tencor in June 1999. He remains a member of the Board of Directors of KLA-Tencor. In addition, Mr. Tompkins is on the Board of Directors of Cymer, Inc., Credence Systems, and Logic Vision.	1998	2003

BOARD COMPENSATION

     The Board of Directors met ten times during the last fiscal year. Each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and the committees of which he was a member. Each director who is not an employee of the Company received an annual retainer of $18,000, plus $1,000 for each board meeting attended, $500 for each committee meeting attended and $500 for each telephone meeting when formal business is conducted. The annual retainer for fiscal year 2003 has been increased to $20,000. Non-employee directors are also automatically granted an option for 6,000 shares of Common Stock on July 31 of each year, with an option price equal to the closing market price on the date of grant, a ten-year term and a four-year vesting schedule.

BOARD COMMITTEES

     The Company maintains an Audit Committee consisting of W. Arthur Porter, Barry L. Harmon and Gerald F. Taylor. All of the members of the Audit Committee are “independent directors” within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee meets with management and with representatives of ESI’s outside auditing firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met six times in fiscal year 2002 to review the scope, timing and fees for the annual audit and the results of the audit.

     The Company maintains a Compensation Committee consisting of Keith L. Thomson, Larry L. Hansen, Vernon B. Ryles, Jr. and Jon D. Tompkins. None of the members of the Compensation Committee are current or former officers or employees of the Company. The Compensation Committee makes recommendations to the Board of Directors concerning officers’ compensation and has been delegated authority to grant options and other awards under the Company’s stock option plans and stock incentive plan. It met five times in fiscal year 2002.

     On August 1, 2002, the Board of Directors created the Corporate Governance and Nominating Committee consisting of Vernon B. Ryles, Jr., Larry L. Hansen and Gerald F. Taylor. The Corporate Governance and Nominating Committee will assist the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement.

     Shareholders who wish to submit names for consideration for Board membership should do so in writing addressed to the Board of Directors, c/o Chairman of the Board, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

EXECUTIVE COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company, information concerning compensation paid for services to the Company in all capacities during the fiscal year ended June 1, 2002, as well as total compensation paid to each such individual for the Company’s two previous fiscal years (if such person was the Chief Executive Officer or an executive officer, as the case may be, during any part of such fiscal year):

Summary Compensation Table

		Annual Compensation				Long-Term Compensation

Name & Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		Awards Options Granted (1) (#)	Payouts LTIP payouts ($)	All Other Compensation (2)

David F. Bolender (3) Chairman of the Board, Acting President & Chief Executive Officer	2002	$57,548	—	—		6,000	—	$126,000	(4)
	2001	—	—	—		6,000	—	$41,000	(4)
	2000	—	—	—		6,000	—	$40,000	(4)

Donald R. VanLuvanee (5) Former President & Chief Executive Officer	2002	$453,750	—	—		155,000	$515,200	$8,781	(6)
	2001	$391,540	$1,250,000	—		138,000	$439,475	$5,100
	2000	$383,333	$569,000	—		475,000	$181,640	$4,612

John R. Kurdock Vice President	2002	$266,250	—	—		42,000	$162,400	$7,822	(7)
	2001	$245,417	$374,500	—		29,000	$225,875	$5,412
	2000	$226,250	$175,545	—		38,000	—	$4,581

James T. Dooley (8) Senior Vice President, Chief Financial Officer & Acting Chief Operating Officer	2002	$247,349	—	—		52,000	—	$6,574	(9)
	2001	$204,167	$385,300	—		54,000	—	$6,213
	2000	—	—	—		—	—	—

Kevin T. Longe (10) Vice President	2002	$243,750	—	$3,164	(11)	47,000	—	$5,516	(12)
	2001	$160,288	$236,200	$27,115	(11)	44,000	—	$3,562
	2000	—	—	—		—	—	—

Gary M. Kapral (13) Vice President	2002	$239,166	—	—		42,000	—	$5,225
	2001	$229,166	$204,700	$488,776	(14)	29,000	—	$6,875
	2000	$9,375	—	—		30,000	—	$281

1)	Reflects adjustment for 2-1 stock split payable on February 24, 2000.
2)	Except as otherwise indicated, represents 401(k) matching contributions made by the Company.
3)	Mr. Bolender was appointed Acting President and Chief Executive Officer on April 17, 2002.
4)	Includes amounts paid for services as Chairman of the Board and Board of Directors retainer and meeting fees as well as $75,000 payment for service during January-March 2002 as interim Chief Executive Officer.
5)	Mr. VanLuvanee resigned as an officer of the Company effective April 23, 2002.
6)	Includes above-market interest in the amount of $5,156 earned on compensation deferred as part of ESI’s Deferred Compensation Plan.
7)	Includes above-market interest in the amount of $3,089 earned on compensation deferred as part of ESI’s Deferred Compensation Plan.
8)	Mr. Dooley became an executive officer of the Company on June 23, 2000. The table does not include compensation paid by the Company or its subsidiaries during prior years.
6

9)	Includes above-market interest in the amount of $953 earned on compensation deferred as part of ESI’s Deferred Compensation Plan.
10)	Mr. Longe joined the Company as an executive officer on October 30, 2000.
11)	In connection with Mr. Longe joining the Company as Vice President, the Company made payments on his behalf related to the relocation of Mr. Longe and his family from Hong Kong to Oregon.
12)	Includes above-market interest in the amount of $974 earned on compensation deferred as part of ESI’s Deferred Compensation Plan.
13)	Mr. Kapral joined the Company as an executive officer on May 16, 2000.
14)	In connection with Mr. Kapral joining the Company as Vice President, the Company made payments on his behalf related to the relocation of Mr. Kapral and his family from North Carolina to Oregon. The amounts include relocation expenses, interest and tax payments for his home in North Carolina.

Options Table

     The following table sets forth details regarding stock options granted to the named executive officers in fiscal year 2002. In addition, there are shown the hypothetical gains or “option spreads” that would exist for the respective options, assuming rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

	Option Grants in Last Fiscal Year
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted(1)(#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date (2)

						5%	10%

David F. Bolender	6,000	(3)	0.43%	$32.15	7/30/11	$121,271	$307,302
Donald R. VanLuvanee	155,000		11.15%	$34.57	4/16/12	$3,369,837	$8,539,829
John R. Kurdock	42,000		3.02%	$34.57	4/16/12	$913,117	$2,314,018
James T. Dooley	42,000		3.02%	$34.57	4/16/12	$913,117	$2,314,018
	10,000	(4)	0.72%	$30.63	5/7/12	$192,630	$488,163
Kevin T. Longe	5,000	(5)	0.36%	$39.60	7/11/11	$124,478	$315,426
	42,000		3.02%	$34.57	4/16/12	$913,117	$2,314,018
Gary M. Kapral	42,000		3.02%	$34.57	4/16/12	$913,117	$2,314,018

1)	All options become exercisable for 25 percent of the shares covered by the option on each of the first four anniversaries of the grant date. The grant dates for the options shown in the table above was April 17, 2002 unless otherwise indicated. All options become fully exercisable upon termination of the optionee’s employment within one year after a “change in control” of the Company as defined in the 2000 Stock Option Incentive Plan. Unless the transaction is approved by the Board of Directors, a “change in control” generally includes (a) the acquisition by any person of 20 percent or more of the Company’s Common Stock and (b) the election of a new majority of the Company’s directors without the approval of the incumbent directors.
2)	Options expire prior to this date (i) if the optionee’s employment is terminated for any reason (other than death or disability), in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of three months after the date of termination, whichever is the shorter period, or (ii) if employment terminates because of death or disability, in which case options vested but unexercised at the date of termination may be exercised at any time prior to the expiration date of the options or the expiration of 12 months after the date of termination, whichever is the shorter period. If employment (or service as a director, as applicable) is terminated by death of the optionee, the options generally may be exercised by persons to whom the optionee’s rights pass by will or the laws of descent or distribution. Remaining vested but unexercised options terminate at the end of the earliest of the above described periods, as applicable.
3)	Option grant date was July 31, 2001.
4)	Option grant date was May 8, 2002.
5)	Option grant date was July 12, 2001.

Option Exercises and Fiscal Year-End Option Value Table

     The following table sets forth information with respect to the named executive officers concerning options exercised and the status of exercisable and unexercisable options held as of June 1, 2002.

	Options Exercised During Year Ended June 1, 2002		Number of Unexercised Options at June 1, 2002		Value of Unexercised In-the-Money Options at June 1, 2002 (1)

Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David F. Bolender	—	$0	12,000	15,000	$95,842	$43,245
Donald R. VanLuvanee	50,000	$1,506,250	498,920	522,650	$2,790,006	$199,475
John R. Kurdock	5,000	$81,125	80,660	91,200	$524,766	$63,248
James T. Dooley	3,870	$120,420	32,700	97,700	$185,073	$9,730
Kevin T. Longe	5,000	$24,515	6,000	80,000	$0	$0
Gary M. Kapral	—	$0	22,250	78,750	$0	$0

1)	Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on June 1, 2002 based on the closing sale price of $26.36 per share of Common Stock on that date (as reported on the Nasdaq National Market) and the exercise price of the options, multiplied by the applicable number of shares.

Employment and Severance Agreements

Employment Agreement

     On May 22, 2002, the Company entered into an Employment and Separation Agreement with Donald R. VanLuvanee pursuant to which he resigned as a director and officer of the Company and the Company agreed to employ him as an at-will employee through May 31, 2004 (“Separation Date”). The agreement provides for payment of base salary of $475,000 per year and continued medical benefits through the Separation Date. The agreement also provides that Mr. VanLuvanee receive his target bonus of $475,000 for the fiscal year ending May 31, 2003 in equal monthly installments through fiscal year 2003. In addition, all stock options and restricted stock granted to Mr. VanLuvanee under the Company’s stock incentive plans will continue to vest until the Separation Date and the options will be exercisable up to 90 days after the Separation Date.

Change of Control Severance Agreements

     In September 2001, the Board of Directors approved the Company’s practice of entering severance agreements with the Company’s corporate officers. These agreements generally provide for the payment upon termination of employment by the Company without cause or by the employee for “good reason” (as defined in the severance agreement) within two years following a change of control of the Company of an amount equal to three times the employee’s annual salary and three years continued coverage under life, accident and health plans. The benefit is capped as necessary to prevent any portion of the benefit from being subject to excise tax. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a “potential change in control” (as defined in the severance agreements). All corporate officers of the Company, including its executive officers, have executed severance agreements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors makes recommendations to the Board regarding the general compensation policies for ESI, including salaries and incentives for executive officers. The Committee also has general authority to make option grants and other awards under the Company’s 2000 Stock Option Incentive Plan, the 2000 Stock Option Plan and 1996 Stock Incentive Plan. The Committee is composed of four directors.

     The Compensation Committee’s executive compensation recommendations and actions during the 2002 fiscal year were in three areas: (1) compensation adjustments for the chief executive and other executive officers of the Company; (2) the key employee cash incentive bonus program; and (3) the key employee long term incentive program.

     The Compensation Committee policies for compensation of executive officers are designed to fairly compensate the Company’s executives and to provide incentives for the officers to manage and operate the Company for long term success. The Compensation Committee recommends, and the Board of Directors determines, based on that recommendation, compensation for the Chief Executive Officer. The Compensation Committee also recommends compensation levels for the remaining executive officers of the Company based on the recommendations of the Chief Executive Officer.

     The total compensation of the executive officers takes into account several factors, including competitive compensation in the electronics industry, individual experience and performance, and the performance of the Company. The Committee does not assign a specific weight to these factors. The Company operates in marketplaces which are global, cyclical and subject to technology shifts. The Committee’s evaluations of individual performance considers each individual’s contribution toward achieving the Company’s corporate objectives. The objectives include: (1) adequate return on, and efficient use of, invested capital and (2) generating positive earnings throughout the entire range of business conditions.

     The methodology used in determining salary, cash incentive bonus and long-term incentive grants is as follows:

     Target compensation for each executive is set annually by the Compensation Committee. These targets are based on the results of periodic salary surveys of comparable-sized companies in the electronics industries conducted by the Company’s independent compensation consultants and on the level of individual responsibility and job complexity. The Company’s target is to pay executives within the competitive range based on the surveys.

     Base salaries are determined annually for each executive officer with reference to the target level for the individual. Salary increases are given when warranted by individual performance and when base salary levels are relatively low as compared to companies that compete with the Company for executive talent to keep base salaries competitive.

     The Chief Executive Officer’s base salary since September 2001 is $475,000, representing an increase of $60,000 from the prior year and a level at approximately the median of salary survey data.

     Cash incentives in the form of cash bonuses are paid at the discretion of the Compensation Committee to executive officers who the Committee determines have made substantial contributions to the profits of the Company in the preceding fiscal year. At the beginning of each fiscal year, the Board of Directors approves the business plan for the year, including sales and pre-tax profit goals. At the same time, the Board of Directors approves a target bonus percentage for executive officers if the established goals are met. If the goals are met, the Compensation Committee determines the extent to which an executive officer will be awarded the target bonus. Factors considered include individual performance, responsibility and contribution to profits. There were no bonuses paid for fiscal year 2002.

     The Company uses stock options and performance-based restricted stock grants to reward senior management and to link executive compensation to shareholder interests reflected in increases in share value. By using a combination of annual options and restricted stock awards, the Company intends to provide a potential level of incentive compensation to executive officers equal to competitive levels as determined by the Company’s compensation consultant, without excessive shareholder dilution. In determining the size of option grants and restricted stock awards, the Compensation Committee takes into account the executive’s position and job responsibilities. All options are granted at an exercise price equal to the fair market value of the shares on the date of grant, and vest in 25 percent annual increments during the four year period following the date of grant. The number of options granted to executive officers in fiscal year 2002 was 424,000, including 155,000 to Donald R. VanLuvanee and 6,000 to David F. Bolender.

     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Qualifying compensation for deductibility under Section 162(m) is one of many factors the Compensation Committee considers in determining executive compensation arrangements. Substantially all of the options granted under the Company’s 1989 Stock Option Plan and 2000 Stock Option Incentive Plan are intended to qualify as Incentive Stock Options. The Company receives no tax deduction from the exercise of an Incentive Stock Option unless the optionee disposes of the acquired shares before satisfying the holding periods. Under IRS regulations, the $1,000,000 cap on deductibility applies to compensation recognized by an optionee upon such an early disposition, as well as compensation recognized upon the exercise of a Nonstatutory Stock Option, unless the option meets certain requirements. It is the Company’s policy generally to grant options that meet the requirements of the IRS regulations so that any such compensation recognized by an optionee will be fully deductible by the Company for tax purposes. The Committee believes that the grant of Incentive Stock Options, despite the general nondeductibility, benefits the Company by encouraging the long-term ownership of Company stock by officers and other employees. Performance-based restricted stock awards are also intended to be granted in compliance with the IRS regulations so that any compensation recognized on vesting of such awards will be fully deductible.

     By the Compensation Committee: Keith L. Thomson, Chairman; Larry L. Hansen, Vernon B. Ryles, Jr., and Jon D. Tompkins.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Directors Keith L. Thomson, Larry L. Hansen, Vernon B. Ryles, Jr., and Jon D. Tompkins. No Compensation Committee member is or has been an employee of the Company.

AUDIT COMMITTEE MATTERS

     Pursuant to authority delegated to it by the Board of Directors, the Audit Committee of the Board of Directors has approved and adopted an Audit Committee Charter, a copy of which was attached to the Company’s Proxy Statement for its Annual Meeting of Shareholders mailed August 15, 2001.

Report of the Audit Committee

     In connection with the Company’s audited financial statements for the year ended June 1, 2002, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2002 for filing with the Securities and Exchange Commission.

By the Audit Committee: W. Arthur Porter, Chairman; Barry L. Harmon, and Gerald F. Taylor.

Principal Accounting Firm Fees

     The Company incurred the following fees for services performed by the Company’s principal accounting firms in fiscal 2002. Arthur Andersen LLP was the Company’s principal accounting firm until May 7, 2002 when it was dismissed and replaced by KPMG LLP. See “Change in Independent Public Accountants” below.

Audit Fees	$118,055	(1)
Financial Information Systems Design and Implementation Fees	$0
All Other Fees (2), (3), (4)	$344,422

Total	$462,477

1)	Represents (i) $91,000 for the audit of the Company’s annual financial statements for the fiscal year ended June 1, 2002 by KPMG LLP and (ii) $27,055 for the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended June 1, 2002 by Arthur Andersen LLP. Arthur Andersen LLP reviewed the financial statements in all of the Company’s Forms 10-Q in fiscal 2002. KPMG has not yet billed the Company for its audit services.
2)	Represents $341,922 fees billed for all other services rendered by Arthur Andersen LLP prior to May 7, 2002 for the fiscal year ended June 1, 2002.
3)	Represents $2,500 of international consulting fees by KPMG which have not yet been billed to the Company.
4)	The Audit Committee has considered whether the provision of the services covered by these fees billed by KPMG is compatible with maintaining the principal accountant’s independence.

Change in Independent Public Accountants

     On May 7, 2002, the Audit Committee of the Company’s Board of Directors approved the dismissal of the Company’s independent public accountants, Arthur Andersen LLP. Arthur Andersen LLP’s reports on the Company’s financial statements for each of the last two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and during the subsequent interim period through the date of dismissal, May 7, 2002, there have not been any disagreements between the Company and Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, or any reportable events as defined under Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

     Also on May 7, 2002, based on the recommendation of the Audit Committee of the Company’s Board of Directors, the Company engaged the firm of KPMG LLP to be the Company’s independent public accountants. The Company did not consult KPMG LLP at any time prior to May 7, 2002 with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or concerning any disagreement or reportable event with Arthur Andersen LLP.

PROPOSAL 2: APPROVAL OF SELECTION OF AUDITORS

     The Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending May 31, 2003 and is submitting the selection to shareholders for approval. KPMG LLP are independent certified public accountants and have audited the accounts of the Company and its subsidiaries since 2002. Proxies will be voted in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for approval of KPMG LLP as independent auditors. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     Assumes that $100.00 was invested on May 30, 1997 in Electro Scientific Industries, Inc. (ESIO) Common Stock, the S&P 500 Index and the S&P Technology Index, and that all dividends were reinvested (adjusted for 2-1 stock split payable on February 24, 2000).

     Historical stock price performance should not be relied upon as indicative of future stock price performance.

	ESIO	Index	S&P 500	Index	S&P Technology	Index

5/30/97	$19.00	100.00	848.28	100.00	653.99	100.00
5/29/98	$15.75	82.89	1,090.82	128.59	825.86	126.28
5/28/99	$18.75	98.68	1,301.84	153.47	1,311.57	200.55
6/2/00	$52.69	277.31	1,477.26	174.15	2,156.00	329.67
6/1/01	$36.97	194.58	1,260.67	148.61	1,074.96	164.37
5/31/02	$26.36	138.74	1,069.14	126.04	274.82	42.02

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 2002, Howard K. Taft, Jr., Vice President of the Company, borrowed $255,000 from the Company in connection with his relocation to California. This loan is unsecured, does not bear interest and is due and payable on the earlier of (i) the closing sale of his original residence or (ii) the termination of his employment with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during fiscal 2002.

OTHER MATTERS

Shareholder Proposals in the Company’s Proxy Statement

     Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2003 annual meeting of shareholders must submit the proposals for receipt by the Company not later than April 21, 2003.

Shareholder Proposals not in the Company’s Proxy Statement

     Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s Secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. Any notice relating to a shareholder proposal for the 2003 annual meeting, to be timely, must be received by the Company between April 21, 2003 and May 21, 2003.

Shareholder Nominations for Directors

     Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the Secretary not less than 90 days nor more than 120 days prior to the date of the proxy statement for the prior year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s Secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

     Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

Portland, Oregon August 19, 2002	By Order of the Board of Directors Joseph L. Reinhart Vice President and Corporate Secretary
13

ELECTRO SCIENTIFIC INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), hereby appoints David F. Bolender, John E. Isselmann, Jr. and Joseph L. Reinhart, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 1:00 p.m. on Wednesday, September 18, 2002 at the Company’s executive offices located at 14100 NW Science Park Drive, Portland, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company’s Proxy Statement and hereby revokes any proxy or proxies previously given.

(continued and to be signed on other side)

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Please mark your votes as indicated in this example	/x/
					FOR	AGAINST	ABSTAIN
1.	Election of three directors, three-year terms:		2.	Voting on the selection of independent auditors for the company	/ /	/ /	/ /
NOMINEES: 01 Barry L. Harmon 02 W. Arthur Porter 03 Gerald F. Taylor
	FOR the nominees listed above (except as indicated to the contrary) / /	WITHHOLD AUTHORITY to vote for all nominees listed above / /
Instruction: To withhold authority to vote for any nominee write that nominee’s name(s) in this space:			3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
			PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

				Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.
				If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

				Typed or Printed Names:

				Authorized Signature:

				Title or authority, if applicable:

				Date:

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